Exhibit 99.1

Verso Paper Corp. Reports Third Quarter 2009 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 5, 2009--Verso Paper Corp. (NYSE: VRS) today reported financial results for the third quarter and nine months ended September 30, 2009. Results for the quarters ended September 30, 2009 and 2008 include:

  Net income of $43.5 million, or $0.83 per diluted share, in 2009 compared to net income of $18.5 million, or $0.36 per diluted share, in 2008.
  EBITDA of $278.1 million for the nine months ended September 30, 2009, compared to $167.0 million in 2008. Adjusted EBITDA of $105.8 million for the last twelve months ended September 30, 2009. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).
  Net sales decreased to $394.7 million in 2009 compared to $485.4 million in 2008.
  Operating income of $7.4 million in 2009 compared to operating income of $46.2 million in 2008.
  A net loss before items of $18.1 million, or $0.35 per diluted share, in 2009 compared to net income before items of $19.7 million, or $0.38 per diluted share in 2008.

Overview

Coated paper demand strengthened sequentially during the third quarter of 2009, but remained slightly below levels experienced in the third quarter of 2008. In addition to normal seasonal factors, demand has increased as merchant and end-user coated paper inventories have returned to more normal levels from the elevated levels accumulated during a time of price increases in 2008. Coated paper prices remained under pressure from the peak levels reached in the second half of 2008. Improved demand combined with market downtime, announced closures, and movements to other grades serve to balance supply with demand.

Verso’s net sales for the third quarter of 2009 decreased 18.7% year over year as the average sales price fell 16.8% from the peak reached in the third quarter of 2008. Average sales prices for coated papers have decreased steadily over the last three quarters in response to weak demand. While total sales volume was 2.3% lower than last year’s level, on a sequential quarter basis volume increased 31.5%, reflecting an increase in demand, which includes the effects of normal seasonality and low customer inventory levels.

In response to the economic downturn, we continue to assess and implement, as appropriate, various expense reduction initiatives. Our company-wide cost reduction program, which is expected to yield $72 million in cost reductions, has produced approximately $43 million of savings during the first nine months of 2009. Management expects to achieve most of these savings in 2009 and continues to search for and develop additional cost savings measures. Included in this program are material usage reductions, energy usage reductions, labor cost savings, chemical substitution, salary freezes, selling, general, and administrative expense reductions, and workforce planning improvements. Additionally, new product initiatives have contributed to a 26.7% increase in net sales for our other segment in the first nine months of 2009, reflecting the development of new paper product offerings for our customers.

Also included in third quarter’s results are $46.7 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $23.6 million in net gains related to the early retirement of debt. We have excluded the impact of both of these items from our Adjusted EBITDA figures. There can be no assurance that the U.S. government incentive program for alternative fuel mixtures will not amend the tax credit to eliminate or reduce its benefits for pulp and paper companies, but there is the possibility that such action may be taken.

Verso reported net income of $43.5 million, in the third quarter of 2009, which included net benefits of $61.6 million from special items ($1.18 per diluted share) primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt. For the quarter ended September 30, 2009, basic and diluted earnings per share were $0.84 and $0.83, respectively. Verso had net income of $18.5 million, or $0.36 per basic and diluted share, in the third quarter of 2008, which included $1.1 million of restructuring charges, or $0.02 per diluted share. Results for the third quarter of 2009 included operating income of $7.4 million, compared to operating income of $46.2 million for the same period in 2008.

“During the third quarter, Verso’s business results improved in order activity as well as in actual shipments compared to the last two quarters,” said Mike Jackson, President and CEO of Verso. “Third quarter is normally our busiest time of the year, and we were encouraged by the fact that our volume for the quarter was only off by 2.3% compared to the same quarter last year. This is a substantial volume improvement from the past three quarters.

“Our downtime for the third quarter was significantly less than the downtime taken in the first two quarters of the year, and this is reflected in our operational results. Our R-GAP program and other cost savings initiatives continue to produce results and have contributed almost $43 million year-to-date to our bottom line, which is a tribute to our organization.”

Verso reported net income of $87.8 million, or $1.69 per basic and diluted share, for the first nine months of 2009, which included net benefits of $234.3 million from special items ($4.50 per diluted share) primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt. Verso had a net loss of $29.3 million, or $0.65 per basic and diluted share, for the first nine months of 2008, which included $38.9 million of charges, or $0.87 per diluted share, primarily related to Verso’s IPO and restructuring costs. Results for the first nine months of 2009 included an operating loss of $72.8 million, compared to operating income of $66.3 million for the same period in 2008.

Summary Results Results of Operations – Comparison of the Third Quarter of 2009 to the Third Quarter of 2008

	Three Months Ended
	September 30,
(In thousands of U.S. dollars)	2009	2008
Net sales	$394,663	$485,423
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	338,592	386,042
Depreciation, amortization, and depletion	33,229	33,769
Selling, general, and administrative expenses	15,085	18,285
Restructuring and other charges	369	1,117
Operating income	7,388	46,210
Interest income	(76)	(126)
Interest expense	34,318	27,772
Other income, net	(70,349)	-
Net income	$43,495	$18,564

Net Sales. Net sales for the third quarter of 2009 decreased 18.7% to $394.7 million from $485.4 million in the third quarter of 2008 as the average sales price per ton for all of our products fell 16.8% from the peak reached in the third quarter of 2008. Average sales prices for coated papers decreased steadily over the last three quarters in response to weak demand. While total sales volume was 2.3% lower than last year’s level, on a sequential quarter basis volume increased 31.5%, reflecting an increase in demand which includes the effects of normal seasonality and low customer inventory levels.

Net sales for our coated and supercalendered papers segment decreased 18.5% to $352.5 million in the third quarter of 2009 from $432.6 million in the third quarter of 2008. The decrease reflects a 16.0% decrease in average paper sales price per ton and a 3.0% decrease in paper sales volume for the third quarter of 2009 compared to the same period last year.

Net sales for our market pulp segment decreased 31.6% to $28.0 million in the third quarter of 2009 from $41.0 million for the same period in 2008. This decline was due to a 28.9% decrease in average sales price per ton and a 3.9% decrease in sales volume compared to the third quarter of 2008.

Net sales for our other segment increased 19.7% to $14.2 million in the third quarter of 2009 from $11.8 million in the third quarter of 2008. The improvement in 2009 is due to a 29.5% increase in sales volume, reflecting the development of new paper product offerings for our customers. Average sales price per ton decreased 7.6% compared to the third quarter of 2008.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, decreased 11.4% to $371.8 million from $419.8 million in the third quarter of 2008, primarily reflecting lower input costs, which includes the effects of our expense reduction initiatives, and the decline in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 14.2% for the third quarter of 2009 compared to 20.5% for the third quarter of 2008, reflecting lower average sales prices during the third quarter of 2009 and $5.3 million of unabsorbed costs resulting from almost 26,000 tons of market downtime taken in the third quarter of 2009. Depreciation, amortization, and depletion expense was $33.3 million in the third quarter of 2009 compared to $33.8 million in the third quarter of 2008.

Selling, general, and administrative. Selling, general, and administrative expenses were $15.1 million in the third quarter of 2009 compared to $18.3 million for the same period in 2008, reflecting the effect of our expense reduction initiatives.

Interest expense. Interest expense for the third quarter of 2009 was $34.3 million compared to $27.8 million for the same period in 2008. The increase in interest expense was primarily due to higher interest rates on outstanding debt in the third quarter of 2009.

Other income. Other income was $70.3 million for the third quarter of 2009, which includes $46.7 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $23.6 million in net gains related to the early retirement of debt.

Results of Operations – Comparison of First Nine Months of 2009 to First Nine Months of 2008

	Nine Months Ended
	September 30,
(In thousands of U.S. dollars)	2009	2008
Net sales	$979,852	$1,390,932
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	906,080	1,138,622
Depreciation, amortization, and depletion	100,584	100,656
Selling, general, and administrative expenses	45,376	58,838
Restructuring and other charges	643	26,553
Operating income (loss)	(72,831)	66,263
Interest income	(155)	(458)
Interest expense	89,900	95,984
Other income, net	(250,357)	-
Net income (loss)	$87,781	$(29,263)

Net Sales. Net sales for the nine months ended September 30, 2009, decreased 29.6% to $979.9 million from $1,390.9 million as total sales volume decreased 20.8% compared to last year, reflecting lower demand for coated papers and market pulp in a difficult economic environment and lower sales prices. The average sales price per ton for all of our products fell 11.1% in 2009 due to the weak demand.

Net sales for our coated and supercalendered papers segment decreased 30.2% to $865.2 million for the nine months ended September 30, 2009, from $1,239.8 million for the nine months ended September 30, 2008. The decrease reflects a 24.4% decrease in paper sales volume and a 7.7% decrease in average paper sales price per ton for the nine months ended September 30, 2009 compared to the same period last year.

Net sales for our market pulp segment decreased 37.9% to $73.8 million for the nine months ended September 30, 2009, from $118.9 million for the same period in 2008. This decline was due to a 33.7% decrease in average sales price per ton combined with a 6.4% decrease in sales volume compared to the nine months ended September 30, 2008.

Net sales for our other segment increased 26.7% to $40.9 million for the nine months ended September 30, 2009, from $32.2 million for the nine months ended September 30, 2008. New product offerings contributed to the improvement as sales volume increased 29.1% in 2009. This was partially offset by a 1.8% decrease in average sales price per ton compared to the nine months ended September 30, 2008.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, decreased 18.8% to $1,006.6 million for the nine months ended September 30, 2009, compared to $1,239.3 million for the same period last year, primarily reflecting the decline in sales volume and the effects of our expense reduction initiatives. Our gross margin, excluding depreciation, amortization, and depletion, was 7.5% for the first nine months of 2009, compared to 18.1% for the first nine months of 2008, reflecting lower average sales prices in 2009 and $70.1 million of unabsorbed costs resulting from almost 320,000 tons of market downtime taken in the first nine months of 2009 as we curtailed production in response to weak demand for coated papers. Depreciation, amortization, and depletion expenses were $100.6 million for the nine months ended September 30, 2009, compared to $100.7 million for the same period in 2008.

Selling, general, and administrative. Selling, general, and administrative expenses were $45.4 million for the nine months ended September 30, 2009, compared to $58.8 million for the same period in 2008, reflecting the absence of expenses associated with our IPO and the effect of our expense reduction initiatives.

Interest expense. Interest expense for the nine months ended September 30, 2009 was $89.9 million compared to $96.0 million for the same period in 2008. The decrease in interest expense was primarily due to lower interest rates on floating rate debt in 2009.

Other income. Other income was $250.3 million for the nine months ended September 30, 2009, which includes $189.1 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $57.8 million in net gains related to the early retirement of debt.

Reconciliation of Net Income to Adjusted EBITDA

The credit agreement and the indentures governing their outstanding notes contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Nine Months	Year	Nine Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,
(in millions of U.S. dollars)	2008	2008	2009	2009
Net income (loss)	$(29.3)	$(62.8)	$87.8	$54.3
Interest expense, net	95.6	124.8	89.7	118.9
Depreciation, amortization, and depletion	100.7	134.5	100.6	134.4
EBITDA	167.0	196.5	278.1	307.6
Adjustments to EBITDA:
Restructuring and other charges (1)	26.5	27.4	0.7	$1.6
Non-cash compensation/benefits (2)	11.1	11.2	0.3	0.4
Alternative fuel tax credit (3)	-	-	(189.1)	(189.1)
Gain on early extinguishment of debt, net (4)	-	-	(57.8)	(57.8)
Other items, net (5)	1.8	3.1	12.1	13.4
Proforma effects of profitability program (6)				29.7
Adjusted EBITDA				$105.8

(1)	Restructuring includes transition and other non-recurring costs associated with the Acquisition as per our financial statements.
(2)	Represents amortization of non-cash incentive compensation.
(3)	Represents earnings from the federal government's program, which provides incentives for the use of alternative fuels.
(4)	Represents net gains recognized from the early extinguishment of debt, net of hedge results.
(5)	Represents earnings adjustments for legal and consulting fees, voluntary early retirement and reduction in force programs, and other miscellaneous non-recurring items.
(6)	Represents cost savings expected to be realized as part of the Company's cost savings program.

NOTE:	To construct financials for the twelve months ended September 30, 2009, amounts have been calculated by subtracting the data for the nine months ended September 30, 2008, from the data for the year ended December 31, 2008, and then adding the nine months ended September 30, 2009.

Forward-Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss third quarter results. Analysts and investors may participate in the live conference call by dialing 719-785-1754 or, within the U.S. and Canada only, 888-349-9586, access code 3749278. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed by navigating to the Events page on Verso’s Web site at www.versopaper.com/investorrelations, or at http://www.videonewswire.com/event.asp?id=63342. This release and the third quarter 10-Q can be accessed by navigating to the Financial Information page on Verso’s Web site at www.versopaper.com/investorrelations.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 3749278. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available until noon (Eastern Time) on November 18, 2009. The replay will also be available on Verso’s website for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com